Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of ING Groep N.V. for the registration of an indeterminate amount of its debt securities, ordinary shares and American depositary shares and to the incorporation by reference therein of our report dated March 10, 2008, with respect to the consolidated financial statements of ING Belgium S.A./N.V., included in the Annual Report on Form 20-F of ING Groep N.V. for the year ended December 31, 2007, filed with the Securities and Exchange Commission.
Brussels, Belgium
December 4, 2008
Ernst & Young Reviseurs d’Entreprises sccrl
represented by

/s/ Marc Van Steenvoort	/s/ Pierre Anciaux
Marc Van Steenvoort	Pierre Anciaux
Partner	Partner